Exhibit 4.25

English Translation

OPTION AGREEMENT

AMONG

HUIYOU DIGITAL (SHENZHEN) LTD

AND

KEN JIAN XIAO, XIONGFEI LIU

EXECUTED IN SHENZHEN ON 16 SEPTEMBER 2013

OPTION AGREEMENT

THIS OPTION AGREEMENT (“this Agreement”) is entered in to on the 16th day of September, 2013, by and among the following parties (“Parties”):

Huiyou Digital (Shenzhen) Ltd. (“Pledgee” or “Obligee”), a wholly foreign owned enterprise duly organized and existing under the laws of the People’s Republic of China (“China”), with its registered address at 13e, 13th Floor, B Block, Shenye Tairan Xuesong Building, Tairan Industry Park, Futian District, Shenzhen;

Ken Jian Xiao, China, identity card no.: 44020319791020206133;

Xiongfei Liu, a citizen of China, identity card no.: 440223199012100518;

Ken Jian Xiao and Xiongfei Liu are collectively referred to as “Obligors”.

WHEREAS,

1.	Shenzhen Lanyue Internet Technology Co., Ltd., (“Lanyue”), a domestic company with limited liability duly organized and existing under the laws of China, Lanyue is currently applying for (i) the Value-added Telecom Service Operation License, (ii) the Internet Publication Permit, and (iii) the Network Culture Operation License (collectively, the “Qualifications for Operating Mobile Online Games”). Upon obtaining the Qualifications for Operating Mobile Online Games, Lanyue will engage in the value-added telecom service as well as the development and operation of mobile games and online games.

2.	The Obligors are the shareholders of and they lawfully hold 100% of the shares of Lanyue in total (“Shares”); of which Ken Jian Xiao holds 99% of the Shares; and Xiongfei Liu holds 1% of the Shares.

NOW, THEREFORE, IT IS HEREBY AGREED BY THE PARTIES THAT:

1	INTERPRETATION

“Business Day” shall mean any day during which the companies and enterprises in China are open to business normally, except public holidays, Saturday and Sunday.

“Closing Day” shall mean the day when the Price specified in Article 2.3 hereof is due for the purpose of the Option.

2	OPTION ARRANGEMENT

2.1	The Obligors shall severally and jointly grant an exclusive option to the Obligee in respect of all or part of the Shares in Lanyue in accordance with the terms and conditions of this Agreement. To the extent permitted by the laws of China, the Obligee may exercise the Option at any time it considers appropriate.

2.2	Upon occurrence of any of the following circumstances, the Obligors shall transfer the Shares to the Obligee or its nominee in accordance with the terms and conditions of this Agreement within ten (10) days upon receipt of written notice (“Exercise Notice”) from the Obligee:

(1)	According to the opinion of the Obligee or its legal counsel, the laws of China permit overseas enterprises or individuals or wholly foreign owned enterprises to invest in China and operate the same kind of business that is being operated by Lanyue; or

(2)	According to the opinion of the Obligee or its legal counsel, although the laws of China do not permit overseas enterprises or individuals or wholly foreign owned enterprises to invest in China and operate the same kind of business that is being operated by Lanyue, the Obligee has found an enterprise or individual to acquire the Shares in accordance with the laws of China.

2.3	The consideration for the transfer of the Shares under this Agreement to the Obligee or its nominee shall be the minimum price permitted by the current applicable laws of China.

2.4	Prior to the Closing Day, the Obligors shall jointly set up an escrow account controlled by an independent third-party according to the requirement of the Obligee or its nominee, to receive the price paid by the Obligee or its nominee. The Obligee or its nominee shall pay the price as specified in Article 2.3 above to the escrow account on the Closing Day. The Obligors shall complete the relevant formalities for transfer of the Shares with the competent administration for industry and commerce, and the Obligee or its nominee shall give the necessary assistance.

2.5	Subject to Article 2.2 above, after the Shares are transferred, the transfer of the Shares is duly registered with the competent administration for industry and commerce, the Obligee or its nominee is registered in the register of shareholders and the Obligee or its nominee obtains an investment certificate, the Obligors shall, within three Business Days upon receipt of a written notice from the Obligee, transfer the aforesaid price from the escrow account to an account designated by the Obligee or its nominee.

2.6	The Obligors hereby agree that if the Obligors transfer the Shares at the minimum price permitted by the current applicable laws of China as mentioned above, they shall fully use the price to repay the loan received from the Obligee under the Individual Loan Agreement entered into by the Parties on 10 September 2013.

2.7	The Obligee may exercise the Option or any part thereof at any time after the date of this Agreement in single or multiple instances, unless it has acquired all Shares of Lanyue.

2.8	If the Obligee reasonably believes (after seeking legal advice) that any change in law, regulation or the interpretation thereof will make it unlawful for the Obligors to maintain or perform any obligation hereunder, the Obligee may notify the Obligors of such fact. In that case, the Obligee and the Obligors shall carry out good-faith negotiation (subject to the restriction caused by the aforesaid change) to seek a lawful alternative. If there is a lawful alternative, the Obligors shall implement such lawful alternative to the satisfaction of the Obligee.

2.9	When the Obligee or its nominee acquires all or part of the Shares of Lanyue, the Obligors shall waiver their right of first refusal.

3	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

3.1	The Obligors hereby make the following representations and warranties:

(1)	They have full power and authority to execute and perform this Agreement;

(2)	The Obligors do not have any action, arbitration or any other judicial or administrative procedure pending or that may potentially materially affect the performance of this Agreement;

(3)	No Obligor has been declared bankrupt;

(4)	Other than the share pledge created in favor of the Obligee, there is not any mortgage, pledge, charge or any other third-party encumbrance created upon the Shares held by the Obligors;

(5)	The Option granted by the Obligors to the Obligee hereunder is exclusive, and the Obligors will not grant an option or similar right to any other third-party through other means.

3.2	The Obligors hereby undertake that, throughout the term of this Agreement:

(1)	They will sign a Share Transfer Agreement and adopt a shareholders’ resolution according to this Agreement, and assist the Obligee to obtain the necessary approval from the government authority regarding the share transfer, to submit the Share Transfer Agreement, the amendment to the Articles of Association and the updated register of shareholders to the competent administration for industry and commerce, and to complete all other relevant formalities;

(2)	Other than the share pledge created in favor of the Obligee, without the prior written consent of the Obligee, the Obligors may not create any mortgage, pledge, charge or any other third-party encumbrance on the Shares, or assign, give away or otherwise dispose of the Shares to any person (other than the Obligee or its nominee);

(3)	Upon occurrence of any event or receipt of any notice which likely affects the Obligors, Shares or the rights therein or change any obligation of the Obligors hereunder or the performance of any obligation of the Obligors hereunder, the Obligors will promptly notify the Obligee and take all actions and measures according to the reasonable instructions of the Obligee;

(4)	Other than the Option granted to the Obligee hereunder, without the prior written consent of the Obligee, the Obligors may not grant any option or any other preemptive right to any third-party.

4	TAXES AND COSTS

4.1	Each Party agrees to pay its taxes incurred from the performance of this Agreement. The Obligee hereby agrees that, other than the taxes borne by the Obligors, all costs and expenses incurred from the transfer of the Shares hereunder shall be borne by the Obligee.

5	BREACH OF CONTRACT

5.1	If any Party violates its representations, warranties, undertakings or obligations hereunder, it shall indemnify the non-breaching party against all actual losses and damages.

6	CONFIDENTIALITY

6.1	All contents of this Agreement shall be confidential. The Obligors shall not disclose any information in connection with this Agreement to any third-party, unless it is otherwise agreed by the Obligee in written forms. This Article 6 shall survive after termination of this Agreement.

6.2	If any confidential information is to be disclosed as required by the applicable laws, court judgment, arbitral award or decision of government authority, such disclosure shall not be deemed as violation of Article 6.1 above.

7	ASSIGNMENT

7.1	The Obligors hereby agree that the Option or any part thereof hereunder may be assigned to any third-party by the Obligee, and such third-party shall be deemed to be a party to this Agreement and may exercise the Option according to this Agreement, and shall have the rights and obligations as the Obligee hereunder.

8	SEVERABILITY AND UNFAVORABLE INTERPRETATION

8.1	If any provision of this Agreement is invalid, unlawful or unenforceable, such provision will not affect the effect and force of the remaining provisions of this Agreement. If any arrangement can be made to render such invalid, unlawful or unenforceable provision valid, lawful and enforceable, the Obligors shall execute all necessary documents or carry out certain actions to implement such arrangement upon the request of the Obligee.

8.2	The Parties agree that this Agreement shall be interpreted in a way to make all provisions of this Agreement enforceable, wherever possible.

8.3	Any provision of this Agreement shall not be interpreted unfavorably to a Party only because the Party drafts this Agreement or any part hereof.

9	APPROVAL AND REGISTRATION

9.1	If the applicable laws and regulations of any jurisdiction permit and demand the approval and/or registration or filing of this Agreement from or with any government authority, the Obligors shall promptly complete the formalities for such approval and/or registration or filing upon request of the Obligee, and shall provide the Obligee with the proof of such formalities.

10	INDEMNITY UNDERTAKINGS

10.1	The Obligors hereby undertake that, if the Obligee is imposed with any fine by any government authority or suffers any other loss due to the event that this Agreement is held as unlawful by any court or any other competent authority in any jurisdiction, the Obligors shall fully indemnify the Obligee against all losses and damages resulting therefrom, including but not limited to all losses suffered by the Obligee, any fine or penalty imposed by any government authority upon the Obligee, as well as all legal costs and other costs and expenses incurred by the Obligee due to such event.

11	GOVERNING LAW AND DISPUTE SETTLEMENT

11.1	This Agreement, including but not limited to the existence, performance, validity and interpretation of this Agreement, shall be governed by the laws of the People’s Republic of China.

11.2	Any controversy, dispute or claim (“Dispute”) arising out of or in connection with this Agreement shall be settled by the Parties through friendly negotiation. If no settlement can be reached, the dispute shall be submitted by any Party to China International Economic and Trade Arbitration Commission South China Sub-commission according to its then effective arbitration rules for arbitration in Shenzhen. The arbitration shall be carried out in Chinese. The arbitral tribunal shall be composed of one arbitrator. The award shall be final and binding upon the Parties.

11.3	The award shall be final and binding upon the Parties. Each Party shall accept and perform the award.

12	AMENDMENT AND SUPPLEMENTATION

12.1	Any amendment or supplementation to this Agreement shall be signed by the Parties in written forms. Any amendment and/or supplementation to this Agreement duly executed by the Parties shall be deemed as an integral part of this Agreement, and shall have the same legal force as this Agreement.

13	EFFECTIVENESS AND TERM

13.1	This Agreement shall be executed and become effective as of the date mentioned first above.

13.2	To the extent permitted by the laws of the People’s Republic of China, this Agreement shall expire when all Shares of the Obligors are acquired by the Obligee or its nominee according to Article 2.1 hereof.

13.3	The Parties acknowledge and agree that the Obligee’s obtaining of the option hereunder is subject to Lanyue’s obtaining of the Qualifications for Operating Mobile Online Games and expansion of its business scope to include the value-added telecom service and the development and operation of mobile games and online games. If Lanyue fails to obtain the Qualifications for Operating Mobile Online Games and complete such expansion or change of its business scope by 31 December 2015, then unless otherwise agreed by the Obligee in writing, this Agreement shall terminate on such date, and the Parties shall cooperate in good faith and take all such reasonable actions and execute all such reasonable and necessary documents as required to restore each party’s status prior to the date of this Agreement.

14	MISCELLANEOUS

14.1	This Agreement constitutes an entire agreement between the Obligee and the Obligors regarding the Option, and, upon execution of this Agreement, will automatically supersede any other oral or written agreement regarding the Option. In case of any discrepancy between any other oral or written agreement regarding the Option and the provisions of this Agreement, the provisions of this Agreement shall prevail.

14.2	This Agreement shall be made and executed in triplicate, one for each party hereto and each being of equal authenticity.

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OBLIGEE

Huiyou Digital (Shenzhen) Ltd. [Company Seal Affixed]

Signature: /s/ Ken Jian Xiao

Legal Representative: Ken Jian Xiao

OBLIGORS

Ken Jian Xiao

Signature: /s/ Ken Jian Xiao

Xiongfei Liu

Signature: /s/ Xiongfei Liu